Rule: 424(b)(3)
                                                              File No: 333-37231

                PRICING SUPPLEMENT NO. 1 DATED November 10, 1997
        (To Prospectus Supplement dated November 10, 1997 and Prospectus dated October 24, 1997)
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

                           FLEET FINANCIAL GROUP, INC.
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                                 FIXED RATE NOTE

            Series L (Senior) [ ]           Series M (Subordinated)  [x]

Principal Amount:      $50,000,000.00       CUSIP Number:         33900T AM 0

Price to Public:       See below            Original Issue Discount (OID) Note:              [ ]  Yes      [x]   No
                                            ----------------------------------
                                            Total Amount of OID:
Net Proceeds:          97.57%               Yield to Maturity:
                                            Initial Accrual Period OID:

Trade Date:            11/10/97
                                            IF OTHER THAN USD:
                                            ------------------

Issue Date:            11/24/97             Specified Currency:
                                            Authorized Denominations:
Maturity Date:         12/15/12             Option to Receive Payments in Specified Currency:  [ ]  Yes    [ ]  No
                                            Place of Payment:
Interest Rate:         7.00% per annum

Interest Payment Dates:    Monthly on the 15th of each month commencing December 15, 1997

Record Dates:              The first calendar day of each month

Agent:                     Merrill Lynch & Co.
                           Agent's Capacity:  [x]  As Principal    [ ]  As Agent
Redemption:
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[ ]      The Notes may not be redeemed prior to maturity.

[x]      The Notes may be redeemed prior to maturity.

         Terms of Redemption:
         The Notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring on December 15, 2001 and each Interest Payment Date occurring in June or December thereafter at a redemption price equal to 100% of the principal amount of the Notes upon at least 30 days' notice.

Additional Terms:
The Notes may be sold at varying prices related to prevailing market conditions.

Subordination:
The Notes will be unsecured and will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Prospectus and Prospectus Supplement.